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                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


                              AMERICA ONLINE, INC.,


                                   SPRY, INC.


                                       AND


                          MINDSPRING ENTERPRISES, INC.


                                   DATED AS OF

                               SEPTEMBER 10, 1998



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                                TABLE OF CONTENTS

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                                                                    ----
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1. DEFINITIONS.......................................................1
2. SALE AND PURCHASE OF ASSETS; PURCHASE PRICE; ASSUMPTION OF
    LIABILITIES......................................................1
    2.1. Sale of Assets..............................................1
    2.2. Purchase Price..............................................1
    2.3. Payment of Purchase Price...................................2
    2.4. Assumption of Specified Liabilities.........................4
    2.5. Agreement on Disposition of Purchase Price..................4
3. ADDITIONAL UNDERTAKINGS AND COVENANTS.............................4
    3.1. Consents and Approvals......................................5
    3.2. Bulk Sales Laws; Transfer Taxes.............................6
    3.3. Access to Seller Information................................6
    3.4. Operation of Business of Seller.............................7
    3.5. General.....................................................8
    3.6. Notice of Developments......................................8
    3.7. Exclusivity.................................................8
    3.8. Confidentiality.............................................9
    3.9. Publicity...................................................9
    3.10. Cooperation................................................9
    3.11. Transition Plan for Subscribers............................10
    3.12. AOL Obligation.............................................10
    3.13. Marketing to Continuing Subscribers........................10
    3.14. Employees..................................................11
    3.15. Miscellaneous..............................................11
    3.16. Name.......................................................11
    3.17. Consent Decree.............................................12
4. REPRESENTATIONS AND WARRANTIES OF SELLER AND AOL..................12
    4.1. Organization, Existence and Good Standing...................12
    4.2. Power and Authority; Non-Contravention; Filings and
          Consents...................................................12
    4.3. Ownership of Capital Stock of Other Entities................13
    4.4. Financial Information.......................................14
    4.5. Subsequent Events...........................................14
    4.6. Legal Proceedings...........................................15
    4.7. Assets......................................................15
    4.8. Contracts...................................................15
    4.9. Accounts Receivable.........................................16
    4.10. Taxes......................................................16
    4.11. Employment Matters.........................................17
    4.12. Compliance with Laws; Permits..............................18
    4.13. Patents, Trademarks, Etc...................................19



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
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    4.14. Labor Matters..............................................20
    4.15. Real Property..............................................20
    4.16. Employees..................................................20
5. REPRESENTATIONS AND WARRANTIES OF BUYER...........................21
    5.1. Organization, Existence and Good Standing...................21
    5.2. Power and Authority; Non-Contravention; Filings and
          Consents...................................................21
    5.3. Legal Proceedings...........................................22
    5.4. Compliance with Laws........................................22
6. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND AOL.............23
    6.1. Representations and Warranties..............................23
    6.2. Performance.................................................23
    6.3. Legal Proceedings...........................................23
    6.4. Hart-Scott-Rodino...........................................23
    6.5. Officer's Certificate.......................................23
    6.6. Documents at Closing........................................24
    6.7. AIM Distribution Agreement..................................24
    6.8. Opinion of Buyer's Counsel..................................24
    6.9. Consent Decree..............................................24
7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER......................24
    7.1. Representations and Warranties..............................24
    7.2. Performance.................................................24
    7.3. Legal Proceedings...........................................25
    7.4. Material Adverse Change in Number of Subscribers............25
    7.5. Subscriber Contracts........................................25
    7.6. Hart-Scott-Rodino...........................................25
    7.7. Officers' Certificates......................................25
    7.8. Documents at Closing........................................25
    7.9. AIM Distribution Agreement..................................25
    7.10. Opinions of Seller's Counsel...............................25
    7.11. Required Consents..........................................26
    7.12. Consent Decree.............................................26
8. CLOSING...........................................................26
    8.1. Closing Procedures..........................................26
    8.2. Deliveries by Seller and AOL at the Closing.................26
    8.3. Deliveries by Buyer at the Closing..........................27
9. SURVIVAL; INDEMNIFICATION; REMEDIES...............................27
    9.1. Survival of Representations and Warranties..................27
    9.2. Indemnification by Seller and AOL...........................28
    9.3. Indemnification by Buyer....................................28
    9.4. Conditions of Indemnification...............................29
          9.4.1. Notice..............................................29
          9.4.2. Counsel.............................................29
          9.4.3. Right to Defend.....................................29


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
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          9.4.4. Non-monetary Harm...................................30
    9.5. Limitations on Indemnification..............................30
          9.5.1. Basket Amount.......................................30
          9.5.2. Cap.................................................31
          9.5.3. De Minimis..........................................31
          9.5.4. Recoveries..........................................31
    9.6. Exclusive Remedy............................................32
10. TERMINATION......................................................32
    10.1. Termination Prior to October 15, 1998......................32
    10.2. Termination After Extension of Closing Date................32
    10.3. Effect of Termination......................................33
11. DEFAULTS AND REMEDIES............................................33
    11.1. Seller or AOL Default......................................33
    11.2. Buyer Default..............................................33
12. MISCELLANEOUS....................................................34
    12.1. Additional Actions and Documents...........................34
    12.2. No Brokers.................................................34
    12.3. Expenses...................................................34
    12.4. Assignment.................................................35
    12.5. Entire Agreement; Amendment................................35
    12.6. Waiver.....................................................35
    12.7. Severability...............................................35
    12.8. Governing Law..............................................36
    12.9. Notices....................................................36
    12.10. Headings..................................................37
    12.11. Interpretation; Absence of Presumption....................37
    12.12. Execution in Counterparts.................................37
    12.13. Limitation on Benefits....................................38
    12.14. Binding Effect............................................38


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                            ASSET PURCHASE AGREEMENT


            THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of September 10, 1998 by and among America Online, Inc., a Delaware corporation ("AOL"), Spry, Inc., a Washington corporation and a wholly-owned subsidiary of AOL ("Seller"), and MindSpring Enterprises, Inc., a Delaware corporation ("Buyer").

            WHEREAS, Seller owns, holds, and uses certain tangible and intangible assets and rights in connection with the consumer dial-up Internet access business currently operated by Seller in the United States (the "Business"); and

            WHEREAS, Buyer desires to purchase the Assets (as defined in Exhibit
A) from Seller, and Seller desires to sell the Assets to Buyer, all in accordance with and subject to the terms and conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:


1.    DEFINITIONS

            Unless the context otherwise specifies or requires, capitalized terms used herein without definition shall have the respective meanings assigned thereto in Exhibit A for all purposes of this Agreement (such definitions to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise specified, all references herein to "Sections" are to Sections of this Agreement.


2.    SALE AND PURCHASE OF ASSETS; PURCHASE PRICE; ASSUMPTION OF
      LIABILITIES


      2.1.  SALE OF ASSETS

            In reliance upon the representations, warranties, covenants and agreements contained herein, and subject to the terms and conditions hereof, Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, the Assets at the Closing.


      2.2.  PURCHASE PRICE

      For and in consideration of the conveyances and assignments described in
SECTION 2.1 and in addition to the assumption of liabilities as set forth in
SECTION 2.4, Buyer agrees to pay to Seller, and Seller agrees to accept from Buyer, an aggregate purchase price (the "Purchase Price") equal to (a) the number of U.S. dollars resulting from the product of (i) two hundred fifty (250) and (ii) the number of Continuing Subscribers (but in no event shall the number of Continuing Subscribers be deemed to exceed 225,000), less (b) the sum of (i) the aggregate cost of the obligations assumed by Buyer with respect to the Employee Retention Plan (the "Employee Retention Plan Amount") and (ii) the Transition Payment. The Purchase Price shall be payable as described in SECTION 2.3.


      2.3.  PAYMENT OF PURCHASE PRICE

      The Purchase Price shall be payable to Seller as follows:

            (a) Buyer shall deliver to Seller the amount of Twenty-five Million Dollars ($25,000,000.00) in immediately available funds at the Closing (the "First Payment");

            (b) Buyer shall deliver to Seller the balance of the Purchase Price calculated as of the First Measurement Date pursuant to SECTION 2.3(d), if any, in immediately available funds, not more than 15 days following the First Measurement Date; and

            (c) Buyer shall deliver to Seller the balance of the Purchase Price calculated as of the Second Measurement Date pursuant to SECTION 2.3(e), if any, in immediately available funds, not more than 15 days following the Second Measurement Date.

            (d) Not more than 15 days after the First Measurement Date, Buyer shall deliver to Seller (i) a list of Continuing Subscribers as of the First Measurement Date and a list of Closing Subscribers (other than Trial Subscribers) which are not Continuing Subscribers as of the First Measurement Date (including the reason therefore and the date of their deactivation), (ii) a final calculation of the Employee Retention Plan Amount, (iii) a final calculation of the Transition Payment, and (iv) a calculation (the "Initial Purchase Price Calculation") of the Purchase Price as of the First Measurement Date (the "Initial Purchase Price"), determined in accordance with the provisions of SECTION 2.2. If the Initial Purchase Price (as set forth in the Initial Purchase Price Calculation) is in excess of $25,000,000, Buyer shall pay to Seller concurrently with the delivery of the Initial Purchase Price Calculation the difference between the Initial Purchase Price and $25,000,000 by wire transfer of immediately available funds. If the Initial Purchase Price (as set forth in the Initial Purchase Price Calculation) is less than $25,000,000, Seller shall remit to Buyer within 15 days following the delivery to Seller of the Initial Purchase Price Calculation the difference between $25,000,000 and the Initial Purchase Price, provided, however, that the amount to be remitted by Seller pursuant to this sentence shall not exceed the sum of (i) the Employee Retention Plan Amount and (ii) the Transition Payment.

            (e) Not more than 15 days after the Second Measurement Date, Buyer shall deliver to Seller (i) a final list of Continuing Subscribers and a final list of Closing Subscribers which are not Continuing Subscribers as of the Second Measurement Date (including the reason therefore and the date of their deactivation) and (ii) a calculation (the "Final Purchase Price Calculation") of the Purchase Price as of the Second Measurement Date (the "Final Purchase Price"), determined in accordance with the provisions of


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SECTION 2.2. If the Final Purchase Price (as set forth in the Final Purchase
Price Calculation) is in excess of the Initial Purchase Price (as set forth in the Initial Purchase Price Calculation), Buyer shall pay to Seller concurrently with the delivery of the Final Purchase Price Calculation the difference between the Final Purchase Price and the Initial Purchase Price by wire transfer of immediately available funds.

            (f) At any time during the 15 business day period following the delivery to Seller of either the Initial Purchase Price Calculation or the Final Purchase Price Calculation (each a "Purchase Price Calculation"), Seller shall have the right to object to the calculation of the Purchase Price as of such time (including the right to object following delivery of the Initial Purchase Price Calculation to the calculation of Continuing Subscribers, the Employee Retention Plan Amount and the Transition Payment). As promptly as practicable, but in no event later than the fifteenth business day after the delivery to Seller of a Purchase Price Calculation, Seller shall either inform Buyer in writing that the Purchase Price Calculation is acceptable, or object to the Purchase Price Calculation by delivering to Buyer a written statement setting forth a description of Seller's objections to the Purchase Price Calculation (the "Statement of Objections"). If no acceptance or Statement of Objections is received by Buyer within such 15 business day period, the Purchase Price Calculation shall be conclusively deemed correct and binding on both Seller and Buyer. If Buyer does not notify Seller within 15 business days of receipt of the Statement of Objections that it challenges the Statement of Objections, it shall be deemed to have determined that the Statement of Objections is correct, and Buyer shall make the appropriate adjustments and deliver the balance of the Purchase Price as of such time to Seller, or Seller shall remit the revised amount to Buyer, as the case may be, according to the revised calculation of the Purchase Price as set forth in the Statement of Objections. Such payment shall be made by Buyer or Seller by wire transfer of immediately available funds to the other party within five business days thereafter. If Buyer objects to the Statement of Objections within fifteen business days of its receipt, and if the parties are unable to finally resolve such dispute and agree upon the final calculation of the Purchase Price as of such time within an additional 10 business day period, then either Buyer or Seller may immediately request that the dispute regarding the Statement of Objections be resolved by the Umpire as provided in SECTION 2.3(g). Any determination reached or award granted by the Umpire pursuant to SECTION 2.3(g) shall be final and binding on the parties and any payment resulting therefrom shall be made as so determined within 5 business days of the date of such award. The judgment upon the award rendered by the Umpire may be entered in any court having jurisdiction. The Initial Purchase Price Calculation shall be conclusively determined upon completion of the procedures set forth in this SECTION 2.3(f) with respect to the period following delivery of the Initial Purchase Price Calculation and neither party may challenge such determination (or the elements thereof) as part of a challenge to the Final Purchase Price Calculation.

            (g) The Umpire shall be a firm of "Big 5" US certified public accountants or its successor who is not the regular outside auditor of any of the parties to this Agreement and who shall be appointed by agreement between the parties within 14 days after a request by Buyer or Seller to refer the Statement of Objections to an Umpire pursuant to SECTION 2.3(f) or, failing such agreement, upon the application of either party to any judge of the Fairfax County, Virginia Circuit Court. The Umpire shall act as an


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expert and not as an arbitrator, and the decision of the Umpire as to any dispute regarding the Statement of Objections shall be final and binding among the parties. Buyer and Seller each hereby agree and undertake that if any disagreement or dispute under this Agreement is referred to the Umpire:

                  (i) it will use all reasonable best efforts to co-operate with the Umpire in resolving such disagreement or dispute, and for that purpose will promptly provide to the Umpire all such information and documentation as the Umpire may reasonably require; and

                  (ii) the fees of the Umpire (and any professional fees incurred by it) shall be borne as to half by the Buyer and as to half by the Seller provided that if either fails to pay its share of any such fee within five (5) business days of the relative invoice being rendered the other shall be entitled to pay the full amount of the fee and thereupon to recover one half thereof from the first-mentioned party as a debt due and payable on demand.


      2.4.  ASSUMPTION OF SPECIFIED LIABILITIES

            At the Closing, Buyer agrees to assume, pay, perform, discharge and otherwise be solely responsible for the Assumed Liabilities. Except for the Assumed Liabilities expressly assumed by Buyer pursuant to this SECTION 2.4, Buyer shall assume no liabilities or obligations of Seller and shall have no responsibility for any liabilities or obligations of any kind or description of Seller, whether connected with the Business, the Assets or otherwise. The foregoing provisions of this SECTION 2.4 shall in no way affect Buyer's other obligations under this Agreement.


      2.5.  AGREEMENT ON DISPOSITION OF PURCHASE PRICE

            Seller hereby agrees that the amount of the Purchase Price and the manner in which it is to be paid (as set forth in this SECTION 2) as well as Buyer's assumption of the Assumed Liabilities constitute adequate and sufficient consideration for the sale to Buyer of all interests held by Seller in and to the Assets and for the performance by Seller of all of its covenants and agreements hereunder. Buyer and Seller agree to allocate the Purchase Price (and all other capitalized costs) among the Assets (including for financial accounting and tax purposes) in accordance with an allocation schedule to be agreed upon prior to Closing.


3.    ADDITIONAL UNDERTAKINGS AND COVENANTS

            Buyer, on the one hand, and Seller and/or AOL, as the case may be, on the other hand, hereby covenant and agree with each other as follows:

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      3.1.  CONSENTS AND APPROVALS

            (a) Buyer and Seller shall use their commercially reasonable efforts to secure such consents, authorizations and approvals of all Governmental Entities and private individuals or entities with respect to the transactions contemplated by this Agreement, and to the performance of all other obligations of such parties hereunder, as may be required by any applicable statute or regulation of the United States or any country, state or other jurisdiction or by any agreement of any kind whatsoever to which Buyer or Seller is a party or by which Buyer or Seller is bound, including, but not limited to, those consents set forth on SCHEDULES 4.2(a), 4.2(b), 4.8(c), 5.2(a) AND 5.2(b). Subject to
SECTION 3.1(d), each party shall be responsible for any expenses incurred relating to obtaining such consents, authorizations and approvals for which such party bears the responsibility of obtaining.

            (b) Notwithstanding anything else in this Agreement to the contrary (except as provided in the last sentence of this paragraph), this Agreement shall not constitute an agreement to assign or transfer any Asset or part thereof or any rights or benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a third party thereto, would constitute a breach thereof, or make Buyer or Seller liable for damages or other penalties. If such consent is not obtained prior to Closing, or if an attempted assignment thereof would be ineffective or would affect the rights of Buyer or Seller so that Buyer would not in fact receive substantially all such rights, at Seller's cost and expense, Seller (i) shall continue to use its commercially reasonable efforts to obtain such consent for a period of one year after the Closing and (ii) if any such consent is unobtainable, shall cooperate with Buyer in a mutually agreed-upon arrangement under which Buyer would obtain the benefits and assume the obligations thereunder, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller's obligations, any and all rights of Seller against a third party thereto. To the extent the benefits therefrom have been provided to Buyer by alternative arrangements as provided above or a consent is obtained in such one-year period, the contract, agreement or other asset shall be deemed to be an Asset transferred to Buyer under the Agreement with respect to which Buyer assumes the Assumed Liabilities in accordance with the terms of this Agreement. Buyer and Seller acknowledge that the Subscriber Contracts to be transferred to Buyer pursuant to the terms of this Agreement are assignable by Seller without the consent of the Closing Subscribers.

            (c) Buyer and Seller shall (i) cooperate in the filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to applicable statutes, rules, regulations or orders of any Governmental Entities in connection with the transactions contemplated by this Agreement and (ii) use their respective good faith efforts to cause any applicable waiting periods thereunder to expire and any objections to the transactions contemplated hereby to be withdrawn before the Closing.

            (d) In addition to the obligations set forth in SECTION 3.1(c), as promptly as practicable, and in any event no later than fifteen (15) days following the execution of this Agreement, Buyer and Seller shall complete any filing that may be required pursuant to Hart-Scott-Rodino, or shall mutually agree that no such filing is required. Buyer and



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Seller shall diligently take (or fully cooperate in the taking of) all actions, and provide any additional information, required or reasonably requested in order to comply with the filing requirements of Hart-Scott-Rodino. Each of Buyer and Seller shall pay one-half of the Hart-Scott-Rodino filing fee, if applicable.


      3.2.  BULK SALES LAWS; TRANSFER TAXES

            (a) Buyer and Seller agree to waive compliance with all bulk transfer laws that may be applicable to this transaction.

            (b) All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest) incurred in connection with the transfer of the Assets shall be paid by the party obligated to pay such taxes pursuant to applicable Laws.

      3.3.  ACCESS TO SELLER INFORMATION

            (a) Seller shall, from the date hereof through the Closing Date, provide to Buyer and its representatives reasonable access, in the presence of Seller's or AOL's officers or their designees, to all premises, properties, officers, directors, consultants, contractors, books, records (including, without limitation, tax returns, tax records and correspondence with accountants), contracts and documents pertaining to Seller as Buyer deems reasonably necessary (the "Due Diligence"), and Buyer and its representatives shall have the right to copy such books, records, contracts and documents at Buyer's expense. Seller shall cooperate fully with Buyer and its representatives in permitting reasonable access to Seller to conduct the Due Diligence. Such access shall be during normal business hours and in such manner as will not disrupt the normal operations of the Business, after the giving of reasonable advance notice to Seller. Seller will furnish to Buyer and its representatives such financial and operating data and other information with respect to the businesses and assets of Seller as Buyer may reasonably request, including, without limitation, financial statements, books and records and agreements with clients, customers, vendors, lessors, licensors and suppliers of Seller.

            (b) Buyer hereby agrees that to the extent that any representation or warranty of Seller made herein is, to the Knowledge of Buyer acquired prior to Closing, untrue or incorrect, Buyer's sole recourse against Seller as a result thereof shall be to terminate this Agreement by written notice to Seller (except in the event that such untruth or inaccuracy was made knowingly by Seller), and provided that this provision shall in no way modify Buyer's rights pursuant to SECTION 7.1 hereof or limit Buyer's rights with respect to any representation or warranty which Buyer first discovers is untrue or incorrect following Closing. Buyer agrees that to the extent that any representation or warranty of Seller made herein is, to the Knowledge of Buyer acquired prior to Closing, untrue or incorrect, Buyer shall inform Seller of such untruth or inaccuracy within a reasonable time after Buyer obtains Knowledge of such untruth or inaccuracy, provided Seller shall have no recourse against Buyer as a result of Buyer's failure to notify Seller of such untruth or inaccuracy (unless such failure is a result of Buyer's gross negligence or willful misconduct) and provided further that such failure to notify Seller shall in no way affect the obligations of Seller or AOL or the rights of Buyer under this Agreement (except



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

as provided above). Buyer's investigation of the financial and operating data, the Business, the Assets and other information with respect to Seller shall in no way affect the obligations of Seller or AOL or the rights of Buyer with respect to the agreements, representations, warranties, covenants and indemnification provisions of Seller or AOL set forth in this Agreement.


      3.4.  OPERATION OF BUSINESS OF SELLER

            (a) Seller shall, through the Closing Date, use its commercially reasonable efforts to preserve its business organization, including, without limitation, all licenses, permits or other Governmental Authorizations necessary or useful to conduct its business, and its present relationships with customers, suppliers, consultants, employees and any other persons having business relations with Seller, in each case taking into account the existence and announcement of the transactions referred to herein.

            (b) Except as contemplated by this Agreement or with the prior written consent of Buyer, or as reasonably required to carry out its obligations hereunder, Seller shall, through the Closing Date, conduct the Business only in the Ordinary Course of Business and, in addition, shall not: (i) make any capital expenditures, or enter into any commitment therefor, aggregating more than $100,000, provided, however, if the Closing Date is extended beyond October 15, 1998 pursuant to the terms of SECTION 8.1, this amount shall be increased by $100,000 for each month that the Closing Date is extended; (ii) except in the Ordinary Course of Business, grant any general or uniform increase in the rates of pay of employees or any increase in compensation payable or to become payable by Seller to any director, officer, employee, consultant or agent of Seller, or by means of any bonus or pension plan, or similar contract or agreement, increase the compensation of any director, officer or employee; (iii) except in the Ordinary Course of Business, borrow or agree to borrow any funds, or directly or indirectly guarantee or agree to guarantee the obligations of others; (iv) enter into any agreement which may, insofar as can be reasonably foreseen, have a Material Adverse Effect on the Business; (v) place, or allow to be placed, an Encumbrance on any of the Assets; (vi) without the prior written consent of Buyer, which consent shall not be unreasonably withheld, sell, assign, transfer or encumber any Intellectual Property, provided, however, Seller is permitted to assign Intellectual Property in the Ordinary Course of Business that is not, individually or in the aggregate, material to the Business; (vii) except in the Ordinary Course of Business, assign, transfer, sell or otherwise dispose of any interest in any Asset; or (viii) commit any act or omit to do any act, or engage in any activity or transaction or incur any obligation (by conduct or otherwise), which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business. Prior to the Closing Date, Seller will maintain the Assets in accordance with SECTION 4.7.

            (c) Seller shall notify Buyer promptly of any Material Adverse Change in the Business, the Assets or the operations, financial condition or liabilities of Seller, including, without limitation, information (including, without limitation, copies of all documents relating thereto) concerning all claims instituted, threatened or asserted against or affecting Seller, the Business or the Assets at law or in equity, before or by any court or governmental authority.


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

            (d) Until the Closing, Seller shall keep proper books of record and account in which true and complete entries will be made of all transactions in accordance with GAAP applied on a basis consistent with prior periods, and shall supply to Buyer monthly unaudited balance sheets and statements of income of Seller, prepared in compliance with SECTION 4.4, as soon as practicable after the end of each month, and such other documents (financial or otherwise) as Buyer shall reasonably request.


      3.5.  GENERAL

            Each of the parties hereto will use its reasonable best efforts to take all actions and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in SECTIONS 6 and 7).


      3.6.  NOTICE OF DEVELOPMENTS

            Upon learning thereof, each party hereto will give prompt written notice to the others of any adverse development causing a breach of any of such party's own representations and warranties or of any material development affecting the ability of any party hereto to consummate the transactions contemplated hereby and carry out its obligations hereunder. No disclosure by any party hereto pursuant to this SECTION 3.6 shall be deemed to amend or supplement any disclosure schedule to this Agreement or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant by such party hereto, except in the case of termination, where the party terminating the Agreement for any such misrepresentation or breach by the other party shall have no further recourse against such party (except in the event such misrepresentation was made knowingly or such breach was done willfully).


      3.7.  EXCLUSIVITY

            (a) Seller and AOL agree that from the date of the execution of this Agreement through the Closing, or the earlier termination of this Agreement in accordance with its terms, neither Seller, AOL nor Seller's or AOL's officers, directors, affiliates, agents or representatives will, directly or indirectly:


                (i) submit, solicit, initiate or discuss with third parties any proposal or offer from any person or entity relating to any (1) reorganization, dissolution or recapitalization of Seller, (2) merger or consolidation involving Seller, (3) sale of the stock of Seller, or (4) sale of any assets of Seller outside the Ordinary Course of Business (the transactions in the foregoing clauses are collectively referred to as a "Seller Transaction"); or

                (ii) furnish any information with respect to, assist or participate in, or facilitate in any other manner a Seller Transaction or any effort or attempt by any person or entity to seek a Seller Transaction.

            (b) Seller and AOL will terminate all discussions with any third-party regarding a Seller Transaction and will notify the Buyer immediately if any person or entity makes any proposal or offer with respect to a Seller Transaction. Seller or AOL may respond to inquiries from other prospective purchasers, but (A) only to the extent that Seller or AOL informs such prospective purchasers that Seller is under contract for sale, and (B) Seller and AOL cannot provide (and will not provide) any other information to such prospective purchasers.

            (c) Seller and AOL represent and warrant that neither Seller, AOL nor any of Seller's or AOL's officers, directors, affiliates, agents, or representatives has entered into any executory agreements or accepted any commitments concerning any Seller Transaction.


      3.8.  CONFIDENTIALITY

            AOL and Buyer acknowledge and confirm that they have entered into a Confidentiality Agreement dated January 16, 1998 by and between AOL and Buyer (the "Confidentiality Agreement") and that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms, notwithstanding the parties hereto entering into this Agreement and whether or not the transactions contemplated by this Agreement are consummated or terminated.


      3.9.  PUBLICITY

            Buyer, Seller and AOL shall consult with each other before issuing any press release or other public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any public statement prior to such consultation except as may be required by applicable law or requirements of the Securities Exchange Act of 1934, as amended, as advised by counsel, in which case the parties shall use their reasonable best efforts to consult with each other prior to issuing such a release or making such a statement. As the initial public announcement of the transactions contemplated hereby, Buyer, Seller and AOL shall issue a press release or press releases, mutually acceptable to them, promptly upon execution and delivery of this Agreement.


      3.10. COOPERATION

            Subject to the terms and conditions hereof, prior to the Closing the parties hereto will not take any action which reasonably could be expected to render any representation or warranty or covenant contained in this Agreement untrue or incorrect in any material respect (except to the extent a representation or warranty or covenant is qualified by materiality, in which case the parties hereto will refrain from taking any action that would render such representation or warranty or covenant untrue or incorrect in any respect) as of the Closing.

      3.11. TRANSITION PLAN FOR SUBSCRIBERS

            Buyer shall use its reasonable best efforts in accordance with the terms of the Transition Plan attached hereto as Exhibit B to achieve the objective that all Closing Subscribers become Continuing Subscribers.


      3.12. AOL OBLIGATION

            AOL shall authorize and instruct Seller to satisfy Seller's obligations, covenants and responsibilities hereunder and AOL shall not rescind or undermine such instruction or take any action that might impede Seller's satisfaction of such obligations, covenants and responsibilities.


      3.13. MARKETING TO CONTINUING SUBSCRIBERS

            Seller and AOL shall not, from the date hereof through the First Measurement Date (and with respect to the Trial Subscribers, through the Second Measurement Date), employ any marketing scheme or advertising program targeted specifically at any individual who is a Subscriber at any time from the date hereof through the Closing Date and designed to encourage any such Subscriber to use a product or service that competes with any product or service offered by Buyer. Seller and AOL shall not, from the First Measurement Date through the first anniversary of the Closing Date, employ any marketing scheme or advertising program targeted specifically at the Continuing Subscribers and designed to encourage any Continuing Subscriber to use a product or service that competes with any product or service offered by Buyer. The foregoing shall not prohibit any general solicitation by Seller or AOL that is not specifically targeted at the individuals who are Subscribers at any time from the date hereof through the Closing Date or the Continuing Subscribers, as the case may be; provided, however, that AOL will not use any lists of Subscribers or other customer information obtained from Seller, and Seller will not use any lists of Subscribers or other customer information of Seller, to market to such Subscribers prior to the First Measurement Date (or with respect to the Trial Subscribers, prior to the Second Measurement Date) or Continuing Subscribers from the First Measurement Date through the first anniversary of the Closing Date, and, following the Closing Date, AOL and Seller agree to purge their marketing databases of information obtained from Seller relating to Continuing Subscribers.

            Buyer shall not, from the date hereof through the Closing Date, employ any marketing scheme or advertising program targeted specifically at any individual who is a Subscriber at any time from the date hereof through the Closing Date and designed to encourage any such Subscriber to use a product or service that competes with any product or service offered by Seller or AOL. From the Closing Date through the First Measurement Date (and with respect to the Trial Subscribers, through the Second Measurement Date), Buyer's marketing schemes and advertising programs targeted specifically at any Closing Subscribers shall be consistent with the Transition Plan and SECTION 3.11 hereof. Buyer shall not, from the First Measurement Date (or with respect to the Trial Subscribers, from the Second Measurement Date) through the first anniversary of the Closing Date, employ any marketing scheme or advertising program targeted specifically at the Closing

Subscribers who fail to become Continuing Subscribers and designed to encourage any such Subscriber to use a product or service that competes with any product or service offered by Seller or AOL. The foregoing shall not prohibit any general solicitation by Buyer that is not specifically targeted at the individuals who were Closing Subscribers; provided, however, that Buyer will not use any lists of Subscribers or other customer information obtained from Seller to market to such non-Continuing Subscribers and, following the Second Measurement Date, Buyer agrees to purge its marketing databases of information relating to those Closing Subscribers who fail to become Continuing Subscribers.

      3.14. EMPLOYEES

            Buyer may make offers of employment effective following the Closing to any employees of Seller employed with respect to the Business, and Seller shall use its reasonable best efforts to encourage such employees to accept any such offers of employment. Seller shall notify Buyer within a reasonable period of time if any such employee of Seller ceases to be employed by Seller prior to the Closing or if any such employee advises Seller, orally or in writing after the date hereof and before the Closing, that he or she intends to terminate his or her employment with Seller or to refuse employment by Buyer after the Closing. In the event that Buyer fails to (i) make offers of employment to at least 105 of the full-time active employees of Seller set forth on SCHEDULE 3.14 on substantially the same terms as each is currently employed by Seller and (ii) employ such individuals for at least the minimum period required by the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101, et seq. (1988) (the "WARN Act"), Buyer shall assume any responsibilities to employees of Seller arising out of the WARN Act and agrees to indemnify Seller from any liabilities arising under the WARN Act as a result of a breach of the covenants contained in this sentence.

      3.15. MISCELLANEOUS

            Prior to Closing:

            (a) Seller shall not initiate or conduct any line of business that is different than the Business without providing prior written notice of such proposed action to Buyer; and

            (b) Seller shall not make any change in any method of accounting practice.


      3.16. NAME

            As of Closing, Seller shall change its corporate name to a name dissimilar to its current name, which name shall not include the word "Spry," and thereafter shall cause its name to remain changed.

      3.17. CONSENT DECREE

            To the extent that the Decision and Order dated March 16, 1998, Docket No. C-3789, of the United States Federal Trade Commission, in the matter styled "CompuServe, Inc., a corporation" (the "Consent Decree"), shall be deemed to apply to Buyer, or its successors and assigns (or their respective officers, directors, agents, servants, divisions and employees) as a result of the transactions contemplated by this Agreement, Buyer hereby agrees to comply with the terms of the Consent Decree. Seller and AOL also hereby agree to comply with the terms of the Consent Decree to the extent failure to comply has or may result in any liability to Buyer or its successors or assigns as a result of the transactions contemplated hereby. In no event shall the provisions of this
SECTION 3.17 be deemed an acknowledgment by Buyer that the Consent Decree applies to it or to its successors and assigns (or their respective officers, directors, agents, servants, divisions and employees).

4.    REPRESENTATIONS AND WARRANTIES OF SELLER AND AOL

            Seller and AOL, jointly and severally, represent and warrant to Buyer as follows; provided, however, that with respect to AOL, the representations and warranties set forth in SECTIONS 4.1 and 4.2 shall, insofar as they relate to events occurring, or circumstances existing, with respect to Seller prior to February 1, 1998, be deemed given to AOL's Knowledge:


      4.1.  ORGANIZATION, EXISTENCE AND GOOD STANDING

            AOL is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Seller has all necessary corporate power and authority to own, lease and operate the Assets and its properties and to conduct the Business as currently conducted. Seller is duly qualified to do business as a foreign corporation and, to the extent such concept is applicable in such jurisdictions, is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified and in good standing would not have a Material Adverse Effect on the Assets or Seller's ability to consummate the transactions contemplated hereby. AOL and Seller have made available to Buyer complete and correct copies of their respective certificates of incorporation (or equivalent charter document) and bylaws, in each case as amended as of the date of this Agreement.


      4.2.  POWER AND AUTHORITY; NON-CONTRAVENTION; FILINGS AND CONSENTS

            (a) Each of Seller and AOL has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all other agreements and documents executed and delivered, or to be executed and delivered, by it pursuant to this Agreement. Each of Seller and AOL has taken all actions required by Law, its respective certificates of incorporation (or other equivalent charter document) and bylaws, or otherwise to duly and validly authorize the execution, delivery and performance of this

Agreement and all other agreements and documents executed and delivered, or to be executed and delivered, by it pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby, and the approval of the stockholders of AOL is not required in connection therewith. The execution, delivery and performance by Seller and AOL of this Agreement and all other agreements and documents executed and delivered, or to be executed and delivered, by it pursuant to this Agreement do not, and the consummation of the transactions contemplated by this Agreement by Seller and AOL will not (assuming receipt of the consents and waivers listed on SCHEDULE 4.2(a) prior to Closing),
(i) conflict with or violate any provisions of their respective certificates of incorporation (or other equivalent charter document) or bylaws, (ii) constitute a breach of or default under or result in the creation of any lien, charge or other Encumbrance or Tax on or against any of the Assets or give rise, with or without notice or lapse of time, to any third-party right of termination, cancellation, material modification or acceleration under any note, bond, mortgage, pledge, lien, lease, agreement, license, commitment or instrument applicable to Seller or to which Seller is a party or by which Seller is bound, which breach, default, lien, charge, Encumbrance, Tax, termination, cancellation, modification or acceleration would have a Material Adverse Effect on the Assets or which would prevent or materially delay the consummation of the transactions contemplated by this Agreement or otherwise prevent either Seller or AOL from performing their respective obligations hereunder in any material respect, or (iii) violate or conflict with any Law, order, writ, judgment, award, statute or rule of any Governmental Entity or arbitrator, or NASDAQ or NYSE, which, if violated or accelerated, would have a Material Adverse Effect on the Assets or which would prevent or materially delay the consummation of the transactions contemplated by this Agreement or otherwise prevent either Seller or AOL from performing their respective obligations hereunder in any material respect. The execution and delivery of this Agreement have been approved by the Board of Directors of each of Seller and AOL. This Agreement has been duly executed and delivered by each of Seller and AOL and, assuming this Agreement constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, constitutes a valid and binding obligation of each of Seller and AOL, enforceable against each of Seller and AOL in accordance with its terms.

            (b) Except as set forth on SCHEDULE 4.2(b), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained, made or filed by Seller or AOL in connection with the execution, delivery and performance of this Agreement by Seller and AOL or the consummation by Seller and AOL of the transactions contemplated by this Agreement.


      4.3.  OWNERSHIP OF CAPITAL STOCK OF OTHER ENTITIES

            Except as set forth on SCHEDULE 4.3, Seller does not own, beneficially or otherwise, any shares of capital stock or other securities of, or any direct or indirect interest of any nature in, any other corporation, partnership, limited liability company, joint venture or other entity.

      4.4.  FINANCIAL INFORMATION

            Attached hereto as SCHEDULE 4.4 are true and complete copies of the unaudited balance sheet of Seller as of July 31, 1998 (the "Seller Balance Sheet") and the related unaudited statements of income and cash flows (or the equivalent) for the period ended July 31, 1998 (together with the Seller Balance Sheet, the "Seller Financial Statements"). To the Knowledge of Seller and AOL, the Seller Financial Statements (including in all cases the notes thereto, if any) present fairly in all material respects the financial position, results of operations and cash flows of Seller as of the times and for the periods referred to therein, and such Seller Financial Statements (including all reserves included therein) have been prepared in accordance with GAAP, consistently applied.


      4.5.  SUBSEQUENT EVENTS

            Except as set forth on SCHEDULE 4.5 or as otherwise contemplated hereunder, Seller has not since the date of the Seller Balance Sheet to the date hereof:

            (a) Suffered any Material Adverse Effect;

            (b) Incurred any material obligation or liability (absolute, accrued, contingent or otherwise) other than liabilities incurred since the date of the Seller Balance Sheet in the Ordinary Course of Business, the incurrence of which would not have a Material Adverse Effect on Seller;

            (c) Increased or established any reserve for Taxes or any other liability on its books or otherwise provided therefor which, if paid in full, would have a Material Adverse Effect on Seller;

            (d) Mortgaged, pledged or subjected to any other Encumbrance, any of the Assets;

            (e) Sold or transferred any of the assets of Seller, including any Intellectual Property, other than in the Ordinary Course of Business, or canceled any debts or claims or waived any rights material to Seller;

            (f) Granted any general or uniform increase in the rates of pay of employees or any increase in compensation payable or to become payable by Seller to any director, officer or employee, consultant or agent of Seller other than increases in the Ordinary Course of Business, or by means of any bonus or pension plan, or similar contract or agreement, increased the compensation of any director, officer or employee other than increases in the Ordinary Course of Business;

            (g) Except for this Agreement and any other agreement executed and delivered pursuant to this Agreement, entered into any material transaction other than in the Ordinary Course of Business or as expressly permitted under other provisions hereof;

            (h) Adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, share exchange, restructuring, recapitalization or other reorganization of Seller;

            (i) Changed in any material respect Seller's Tax or accounting methods, principles or practices (including any changes in depreciation or amortization policies or rates or any changes in any assumptions underlying any method of calculating reserves), other than as required by a change in GAAP or other applicable law; or

            (j) Entered into any agreement, contract, commitment or arrangement to take any of the actions contemplated in the foregoing clauses (a) through
(i), or authorized, recommended, proposed or announced an intention to take any such action.


      4.6.  LEGAL PROCEEDINGS

            Except as set forth on SCHEDULE 4.6, there is no action, suit, claim, demand, proceeding or investigation pending or, to the best of Seller's or AOL's Knowledge, threatened against Seller or AOL which, if resolved adversely to Seller or AOL, would have a Material Adverse Effect on the Assets or which could prevent or materially delay the consummation of the transactions contemplated by this Agreement. There are no material judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator against or binding upon Seller that would have a Material Adverse Effect on the Assets or which could prevent or materially delay the consummation of the transaction contemplated hereby.


      4.7.  ASSETS

            To the Knowledge of Seller and AOL, Seller has good and valid title to the Assets, free and clear of all Encumbrances, except as set forth on
SCHEDULE 4.7. The Assets are suitable and adequate for the uses for which they are intended or are being used.

      4.8.  CONTRACTS

            (a) Seller and AOL have made available to Buyer true and complete copies of all outstanding contracts (including all contracts with Subscribers as of the date hereof and OEM Contracts), intellectual property licenses, leases, agreements and arrangements which are material to Seller and the Business. Except as otherwise disclosed on SCHEDULE 4.8(a), all of the contracts, leases, intellectual property licenses, agreements and arrangements to be assigned by Seller hereunder are valid, binding and enforceable in accordance with their terms (assuming the other parties thereto are bound, as to which neither Seller nor AOL has any reasonable basis to believe otherwise) and in full force and effect, except, insofar as can be reasonably foreseen, where any such invalidity or failure to be binding, enforceable or in full force and effect would not have a Material Adverse Effect on Seller. Except as otherwise indicated on SCHEDULE 4.8(a), neither Seller nor, to the Knowledge of Seller or AOL, any other party to such contracts, leases, licenses, agreements and arrangements is in default thereunder, and no event has occurred which, with or without the lapse of time or the giving of notice or both, would constitute a default thereunder, except, insofar as can be reasonably foreseen, in each case for defaults as would not have, individually or in the aggregate, a Material Adverse Effect on Seller.

            (b) Except as set forth on SCHEDULE 4.8(b) and except for contracts which may be canceled by Seller within 60 days without penalty or the termination of which, insofar as can be reasonably foreseen, would not have a Material Adverse Effect on Seller, none of the contracts to be assumed by Buyer pursuant to this Agreement (i) provide for ongoing obligations with respect to the Business after December 31, 2000; or (ii) are agreements containing change of control or anti-assignment provisions granting to another party or other parties thereto the right to terminate such agreements or take other action adverse to Seller upon or following the transactions contemplated by this Agreement; and there are no contracts to which Seller is a party or by which Seller is bound which purport to limit Seller from providing any service in any jurisdiction, whether under the "SpryNet" or "Spry" name or otherwise, or grant any exclusive geographic, segment or other rights to any third-party, except where the existence of such limitation or grant would not, after the Closing Date, have a Material Adverse Effect on the Assets.

            (c) Except as set forth on SCHEDULE 4.8(c), no notice, consent, waiver or approval is contemplated or required by the terms of any contracts (including all contracts with Subscribers as of the date hereof and OEM Contracts), intellectual property licenses, leases, agreements or other arrangements of any kind to be assumed by Buyer to which Seller or AOL is party or subject in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any such notice, waiver, consent or approval the failure of which to receive would not materially delay or impede such consummation or result in a Material Adverse Effect.


      4.9.  ACCOUNTS RECEIVABLE

            Since July 31, 1998, Seller has not materially changed any principle or practice with respect to the recordation of accounts receivable or the calculation of reserves therefor, or any material collection, discount or write-off policy or procedure except as required by GAAP or statutory accounting principles.


      4.10. TAXES

            (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of Seller have been timely filed or requests for extension have been timely filed and any such extension has been granted and has not expired, and all such filed Tax Returns are accurate and complete in all material respects, except for such failures to be complete and accurate as would not, individually or in the aggregate, have a Material Adverse Effect on Seller;

            (b) All Taxes required to be paid (including all required estimated Tax payments and with respect to Taxes required to be withheld) by Seller have been paid in full or adequately reserved in accordance with GAAP on the Seller Financial Statements, other than any failure to pay or reserve for as would not have a Material Adverse Effect on Seller;

            (c) Except as set forth on SCHEDULE 4.10, there is no outstanding Tax audit, inquiry or assessment (and no written notice of any such audit or inquiry has been received) with respect to Seller that would have a Material Adverse Effect on Seller;

            (d) There are no waivers of the statute of limitations for the assessment or payment of any Tax by Seller that would be material to Seller;

            (e) Seller has not either (i) executed or entered into any closing agreement under Code Section 7121 (or any similar provision of state, local or foreign law) or (ii) agreed to make any adjustment to its income or deductions pursuant to Code Section 481(a) (or similar provision of state, local or foreign law), in either case that could affect its Tax liability after the Closing Date to any material extent;

            (f) Except as set forth on SCHEDULE 4.10, Seller is not a party to a tax sharing, tax indemnity or similar agreement (whether or not in writing);

            (g) There are no Encumbrances with respect to Taxes upon any of the Assets, other than with respect to Taxes not yet due and payable;

            (h) Seller has not been a member of an affiliated group (within the meaning of the Code) filing a consolidated federal income Tax Return other than a group the common parent of which is AOL, and, prior to February 1, 1998, other than a group the common parent of which was H&R Block, Inc.; and

            (i) Seller has no liability for Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, other than with respect to the group, the common parent of which is AOL and, prior to February 1, 1998, other than with respect to the group, the common parent of which was H&R Block, Inc.


      4.11. EMPLOYMENT MATTERS

            (a) All "employee benefit plans" of AOL (as such term is defined in Section 3(3) of ERISA) in which United States based employees of Seller participate have been operated and administered in all material respects in accordance with their terms and all applicable laws, rules and regulations, including, but not limited to, ERISA and the Code (and any similar statute of a state or other jurisdiction, domestic or foreign, if applicable) except for failures to have been so operated and administered that would not have a Material Adverse Effect. The only employee benefit plans in which United States based employees of Seller participate as of the date hereof are AOL employee benefit plans.

            (b) Except as set forth on SCHEDULE 4.11(b), Seller is not a party to any oral or written (i) union, guild or collective bargaining agreement which covers employees in the United States (nor is Seller aware of any union organizing activity currently being conducted in respect to any of Seller's employees), (ii) agreement with any director, officer, employee or agent the material benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Agreement or which provides for any payment or payments (including any severance, unemployment compensation, golden parachute, bonus or otherwise) of more than an aggregate of $50,000 to such officer or employee upon such occurrence, or (iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or with respect to vesting, will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement.

            (c) None of the companies with which Seller is a member of a "controlled group" within the meaning of Section 1563(a) of the Code nor any administrator or fiduciary of any employee benefit plan adopted by a member of such controlled group (or any agent of any of the foregoing) has engaged in any transaction or acted or failed to act in a manner which is reasonably likely to subject Buyer to any material liability (to individuals, the IRS, the Pension Benefit Guaranty Corporation, or any other party) for breach of fiduciary duties, accumulated funding deficiencies, termination or other liability under ERISA, the Code, or any other applicable laws.


      4.12. COMPLIANCE WITH LAWS; PERMITS

            (a) Except as disclosed on SCHEDULE 4.12, Seller has not violated, failed to comply with or acted or failed to act in any material respect so as to incur liability under any federal, state, local or foreign law, regulation or ordinance, judgment, decree or order relating to its business, operations, properties or assets including the Occupational Safety and Health Act, the Americans with Disabilities Act, export control laws, and any Environmental Laws, except where a violation, action or failure to act would not have a Material Adverse Effect on the Assets or prevent or materially delay the consummation of the transaction contemplated hereby, and no notice of any pending investigation or violation of, non-compliance with or alleged liability under, any such law, regulation, ordinance, judgment, decree or order has been received by Seller which, if it were determined that a violation had occurred, would have a Material Adverse Effect on the Assets, provided, however, that with respect to AOL, the representations and warranties set forth in this SECTION 4.12(a) shall, insofar as they relate to events occurring, or consequences existing, with respect to Seller prior to February 1, 1998, be deemed given to AOL's Knowledge.

            (b) Seller possesses all Governmental Authorizations necessary to enable it to conduct its business as presently conducted, except for those Governmental Authorizations the failure to possess which would not have a Material Adverse Effect on the Assets or prevent or materially delay the consummation of the transaction contemplated hereby. All such Governmental Authorizations are valid and in full force and effect, except for those authorizations the failure of which to be valid and in full force and effect would not have a Material Adverse Effect on the Assets or prevent or materially delay the consummation of the transaction contemplated hereby. Seller is in compliance with the terms and requirements of each such Governmental Authorization, except where the failure to be so in compliance would not have a Material Adverse Effect on the Assets or prevent or materially delay the consummation of the transaction contemplated hereby, provided, however, that with respect to AOL, the representations and warranties set forth in this sentence shall, insofar as they relate to events occurring, or consequences existing, with respect to Seller prior to February 1, 1998, be deemed given to AOL's Knowledge. Seller has not received any notice or other communication from any Governmental Entity asserting (a) any violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization, except, insofar as is reasonably foreseen, where any such violation, failure to comply, revocation, withdrawal, suspension, cancellation, termination or modification would not have a Material Adverse Effect on the Assets or prevent or materially delay the consummation of the transaction contemplated hereby.


      4.13. PATENTS, TRADEMARKS, ETC.

            (a) Except as disclosed on SCHEDULE 4.13 hereto, Seller owns, free and clear of all Encumbrances, and has the exclusive right to use, sell, license or dispose of or otherwise has rights to use the Software, except for failures to own free and clear, license to use or otherwise have sufficient rights to use which would not have a Material Adverse Effect on the Assets. Except as disclosed on SCHEDULE 4.13 hereto, Seller has sufficient rights to use, license and distribute the Intellectual Property other than the Software in the Ordinary Course of Business, except for failures to have sufficient rights to use which would not have a Material Adverse Effect on the Assets. SCHEDULE 4.13 sets forth all registered patents, copyrights, trademarks and service marks of Seller included in the Intellectual Property, all of which are in full force and effect and are not subject to any Taxes or maintenance fees except as set forth on
SCHEDULE 4.13 or except where the failure to be in full force or effect or to be so subject would not have a Material Adverse Effect on the Assets, and all of which with respect to the Software are transferable to Buyer by the sole act and deed of Seller, and no consent on the part of any other person is necessary to validate the transfer to Buyer of such Intellectual Property. Except as set forth on SCHEDULE 4.13, Seller has not licensed or granted to anyone the right to use the name "Spry," "SpryNet" or any other name associated with or used by Seller. Except as set forth on SCHEDULE 4.13, (i) Seller has not licensed or granted to anyone rights of any nature to use any of the Intellectual Property that would limit the use of such Intellectual Property by Seller against such licensee or grantee if such licensee or grantee were to use the Intellectual Property in direct competition with Seller or that would limit Seller from using, selling, licensing or disposing of such Intellectual Property in any market or geographic region, including in direct competition with any licensee of such Intellectual Property in such geographic region; (ii) Seller is not obligated and does not pay royalties, fees or other payments to anyone for use of any item of Intellectual Property in an amount exceeding $2,000,000 annually;
(iii) Seller has not received notice from any third party that any services or products marketed or sold by Seller violates any intellectual property right of a third party, except, insofar as is reasonably foreseen, for such violations as would not have a Material Adverse Effect on the Assets; and (iv) to the Knowledge of AOL, none of the services or products marketed or sold by Seller violates any intellectual property rights of any third parties, except for such violations as would not have a Material Adverse Effect on the Assets. To the Knowledge of AOL, there exists no infringement by any third party of any of Seller's rights in the Intellectual Property that would have a Material Adverse Effect on the Assets and there is no pending or, to the Knowledge of AOL, threatened claim or litigation against Seller contesting its use of any Intellectual Property, asserting the misuse of any Intellectual Property, or asserting the infringement or other violation of any rights of a third party, where, in any such case, individually or in the aggregate, such infringement, claim or litigation would have a Material Adverse Effect on the Assets.

            (b) The Software, and to the Knowledge of AOL, all other copyrightable works, inventions and know-how conceived by employees or independent contractors of Seller within the scope of their employment or retention, as the case may be, and related to the business of Seller, were and are "works for hire" or if they were or are not, then all right, title, and interest therein were transferred and assigned to, or vested in, Seller, except, insofar as can be reasonably foreseen, where the failure to be "works for hire" or to have been so transferred, assigned or vested would not have a Material Adverse Effect on the Assets.


      4.14. LABOR MATTERS

            Seller is not the subject of any proceeding (a) asserting that Seller has committed an unfair labor practice or (b) seeking to compel Seller to bargain with a labor union or labor organization, and there are no pending or threatened, nor, to the Knowledge of AOL (such Knowledge qualifier applying only to events occurring or circumstances existing prior to February 1, 1998), has there been for the past two (2) years any, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Seller, except in each case as did not or would not have a Material Adverse Effect on Seller.


      4.15. REAL PROPERTY

            To the Knowledge of Seller and AOL, Seller owns no real estate except as shown on SCHEDULE 4.15. The real estate occupied by Seller is held under leases, each of which is described on such SCHEDULE 4.15 and is in full force and effect. To the Knowledge of AOL (such Knowledge qualifier applying only to events occurring or circumstances existing prior to February 1, 1998), Seller is in compliance in all material respects with Seller's respective obligations under each such lease.


      4.16. EMPLOYEES

            SCHEDULE 4.16 sets forth a complete and accurate list of the job title, exempt status, annual salary, any bonus or other incentive compensation paid, any retirement pay, any accrued vacation pay and any advances to all employees and independent contractors of Seller as of August 17, 1998. Except as set forth on SCHEDULE 4.16, there are no written or oral contracts, agreements or policies to which Seller is bound that relate to the employment of any employees of Seller.

5.    REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer hereby represents and warrants to Seller and AOL as follows:


      5.1.  ORGANIZATION, EXISTENCE AND GOOD STANDING

            Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all necessary corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted. Buyer is duly qualified to do business as a foreign corporation and, to the extent such concept is applicable in such jurisdictions, is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified and in good standing would not have a Material Adverse Effect on Buyer's ability to consummate the transactions contemplated hereby.


      5.2.  POWER AND AUTHORITY; NON-CONTRAVENTION; FILINGS AND CONSENTS

            (a) Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all other agreements and documents executed and delivered, or to be executed and delivered, by it pursuant to this Agreement. Buyer has taken all actions required by Law, its certificate of incorporation and bylaws, or otherwise to duly and validly authorize the execution, delivery and performance of this Agreement and all other agreements and documents executed and delivered, or to be executed and delivered, by it pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and all other agreements and documents executed and delivered, or to be executed and delivered, by it pursuant to this Agreement do not, and the consummation of the transactions contemplated by this Agreement by Buyer will not (except for the consents and waivers listed on SCHEDULE 5.2(a)), (i) conflict with or violate any provisions of its certificate of incorporation or bylaws, (ii) constitute a breach of or default under or result in the creation of any lien, charge or other Encumbrance or Tax on or against any assets, rights or property of Buyer or give rise, with or without notice or lapse of time, to any third-party right of termination, cancellation, material modification or acceleration under any note, bond, mortgage, pledge, lien, lease, agreement, license, commitment or instrument applicable to Buyer or to which Buyer is a party or by which Buyer is bound, or conflict with or violate any restrictions of any kind to which Buyer is subject, which breach, default, lien, charge, Encumbrance, Tax, termination, cancellation, modification or acceleration would have a Material Adverse Effect on Buyer or which would prevent or materially delay the consummation of the transactions contemplated by this Agreement or otherwise prevent Buyer from performing its obligations hereunder in any material respect, or (iii) violate or conflict with any Law, order, writ, judgment, award, statute or rule of any Governmental Entity or arbitrator, or NASDAQ or NYSE, which, if violated or accelerated, would have a Material Adverse Effect on Buyer or which would prevent or materially delay the consummation of the transactions contemplated by this Agreement or otherwise prevent Buyer from performing its obligations hereunder in any material respect. The execution and delivery of this Agreement have been approved by the

Board of Directors of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming this Agreement constitutes a valid and binding obligation of Seller and AOL, enforceable against them in accordance with its terms, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

            (b) Except as set forth on SCHEDULE 5.2(b), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or private individual or entity is required to be obtained, made or filed by Buyer in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated by this Agreement.


      5.3.  LEGAL PROCEEDINGS

            There is no action, suit, claim, demand, proceeding or investigation pending or, to the best of Buyer's Knowledge, threatened against Buyer which, if resolved adversely to Buyer, would have a Material Adverse Effect on Buyer or which could prevent or materially delay the consummation of the transactions contemplated by this Agreement. There are no material judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator against Buyer that would have a Material Adverse Effect on Buyer or which could prevent or materially delay the consummation of the transaction contemplated hereby.


      5.4.  COMPLIANCE WITH LAWS

            (a) Buyer has not violated, failed to comply with or acted or failed to act in any material respect so as to incur liability under any federal, state, local or foreign law, regulation or ordinance, judgment, decree or order relating to its business, operations, properties or assets including the Occupational Safety and Health Act, the Americans with Disabilities Act, export control laws, and any Environmental Laws, except where a violation, action or failure to act would not prevent or materially delay the consummation of the transaction contemplated hereby, and no notice of any pending investigation or violation of, non-compliance with or alleged liability under, any such law, regulation, ordinance, judgment, decree or order has been received by Buyer which, if it were determined that a violation had occurred, could prevent or materially delay the consummation of the transaction contemplated hereby.

            (b) Buyer possesses all Governmental Authorizations necessary to enable it to conduct its business as presently conducted, except for those Governmental Authorizations the failure of which to possess would not prevent or materially delay the consummation of the transaction contemplated hereby. All such Governmental Authorizations are valid and in full force and effect, except for those authorizations the failure of which to be valid and in full force and effect would not prevent or materially delay the consummation of the transaction contemplated hereby. Buyer is in compliance with the terms and requirements of each such Governmental Authorization, except where the failure to be so in compliance would not prevent or materially delay the consummation of the transaction contemplated hereby. Buyer has not received any notice or other communication from any Governmental Entity asserting (a) any violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization, except where any such violation, failure to comply, revocation, withdrawal, suspension, cancellation, termination or modification would not prevent or materially delay the consummation of the transaction contemplated hereby


6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND AOL

            The obligations of Seller and AOL under this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions, and failure to satisfy any such condition shall excuse and discharge all obligations of Seller and AOL to carry out the provisions of this Agreement, unless such failure is agreed to in writing by Seller and AOL:


      6.1.  REPRESENTATIONS AND WARRANTIES

            The representations and warranties made by Buyer in this Agreement shall be true and complete in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for any changes expressly permitted by this Agreement and except for any representations and warranties that speak as of a specific date or time other than the Closing Date, which need only be true and complete in all material respects as of such date or time).


      6.2.  PERFORMANCE

            Buyer shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to the Closing Date.


      6.3.  LEGAL PROCEEDINGS

            No action or proceeding by or before any Governmental Entity shall have been instituted (and not subsequently dismissed, settled or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Agreement, other than an action or proceeding instituted by Seller or AOL.


      6.4.  HART-SCOTT-RODINO

            All applicable waiting periods under Hart-Scott-Rodino shall have expired.


      6.5.  OFFICER'S CERTIFICATE

            Buyer shall have delivered to Seller a certificate, dated as of the Closing Date and executed by a senior officer of Buyer, in his capacity as such, certifying to the fulfillment of the conditions set forth in SECTIONS 6.1 through 6.3.

      6.6.  DOCUMENTS AT CLOSING

            Buyer shall have duly executed and/or delivered to Seller all documents listed on SCHEDULE 6.6.


      6.7.  AIM DISTRIBUTION AGREEMENT

            Buyer shall have duly executed and delivered to AOL the AIM Distribution Agreement substantially in the form of Exhibit C.


      6.8.  OPINION OF BUYER'S COUNSEL

            Seller shall have received an opinion of Hogan & Hartson L.L.P., counsel to Buyer, dated as of the Closing Date, to the effect and substantially in the form of Exhibit D.


      6.9.  CONSENT DECREE

            All applicable notification periods with respect to the Consent Decree shall have expired.


7.    CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

            The obligations of Buyer under this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions, and failure to satisfy any such condition shall excuse and discharge all obligations of Buyer to carry out the provisions of this Agreement, unless such failure is agreed to in writing by Buyer:


      7.1.  REPRESENTATIONS AND WARRANTIES

            The representations and warranties made (jointly or individually) by Seller and AOL in this Agreement and the statements contained in the disclosure schedules hereto shall be true and complete in all material respects when made, and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for any changes expressly permitted by this Agreement and except for any representations or warranties that speak as of a specific date or time other than the Closing Date, which need only be true and complete in all material respects as of such date or time).


      7.2.  PERFORMANCE

            Seller and AOL shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Seller and AOL prior to the Closing Date.

      7.3.  LEGAL PROCEEDINGS

            No action or proceeding by or before any Governmental Entity shall have been instituted (and not subsequently settled, dismissed or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Agreement other than an action or proceeding instituted by Buyer.


      7.4.  MATERIAL ADVERSE CHANGE IN NUMBER OF SUBSCRIBERS

            Between the date hereof and the Closing Date, the number of Subscribers shall not have declined to less than 80,000, such change being deemed a Material Adverse Change.

      7.5.  SUBSCRIBER CONTRACTS

            Seller shall have delivered to Buyer a true and complete list of all of the Subscriber Contracts (as of a date not more than three business days prior to the Closing Date) in a form that is mutually acceptable to Buyer and Seller.


      7.6.  HART-SCOTT-RODINO

            All applicable waiting periods under Hart-Scott-Rodino shall have expired.


      7.7.  OFFICERS' CERTIFICATES

            Seller and AOL shall have delivered to Buyer certificates, dated as of the Closing Date and executed by a senior officer of each party, in their capacity as such, certifying to the fulfillment of the conditions specified in SECTIONS 7.1 through 7.5.


      7.8.  DOCUMENTS AT CLOSING

            AOL and Seller shall have duly executed and/or delivered to Buyer all documents listed on SCHEDULE 7.8.


      7.9.  AIM DISTRIBUTION AGREEMENT

            AOL shall have duly executed and delivered to Buyer the AIM Distribution Agreement substantially in the form of Exhibit C.


      7.10. OPINIONS OF SELLER'S COUNSEL

            Buyer shall have received (i) an opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to Seller and AOL, dated as of the Closing Date, to the effect and substantially in the form of Exhibit E, and (ii) an opinion of Preston Gates & Ellis LLP., counsel to Seller and AOL, dated as of the Closing Date, as to issues of

Washington law covered in the Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. opinion and in a form reasonably acceptable to Buyer.


      7.11. REQUIRED CONSENTS

            Seller shall have received and delivered to Buyer (a) all material consents, authorizations and approvals of all Governmental Entities which are required to be obtained by Seller in order to consummate the transactions contemplated hereby, and (b) all material consents, authorizations and approvals of all private parties which are required to be obtained by Seller in order to assign the Leases to Buyer, and such authorizations and approvals shall be in full force and effect on the Closing Date.


      7.12. CONSENT DECREE

            All applicable notification periods with respect to the Consent Decree shall have expired.


8.    CLOSING


      8.1.  CLOSING PROCEDURES

            The Closing of the transactions contemplated by this Agreement shall occur three (3) business days following the satisfaction or waiver of the conditions set forth in SECTIONS 6 and 7 hereof, but in no event later than October 15, 1998 (the "Closing Date"); provided, however, should circumstances require a delay, any party may extend the Closing Date upon written notice to the others if the cause of the delay may be reasonably satisfied by November 30, 1998. Any requirement for consents of a Governmental Entity shall automatically be deemed circumstances requiring an extension of sixty (60) days. The Closing shall be held at the offices of Hogan & Hartson L.L.P., 555 Thirteenth Street, N.W., Washington, D.C., or at such other place as the parties mutually agree.


      8.2.  DELIVERIES BY SELLER AND AOL AT THE CLOSING

            At the Closing, Seller and AOL shall deliver to Buyer the following:

            (a) a certified copy of the resolutions adopted by the Boards of Directors of Seller and AOL authorizing the transactions contemplated by this Agreement;

            (b) a list of all of the Subscriber Contracts as required by SECTION 7.5;

            (c) the opinions of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and Preston Gates & Ellis LLP, as required by SECTION 7.10;

            (d) certificates of incumbency and specimen signatures of the signatory officers of Seller and AOL;

            (e) the Officers' Certificates required by SECTION 7.7;

            (f) a bill of sale and assignment of assets, an assignment and assumption of contracts and leases, and an assumption agreement substantially in the form attached as Exhibit F, and such other instruments of transfer as Buyer shall reasonably require to transfer to Buyer title to the Assets (the "Transfer Instruments"); and

            (g) such other documents as Buyer may reasonably request.


      8.3.  DELIVERIES BY BUYER AT THE CLOSING

            At the Closing, Buyer shall deliver the following:

            (a) a wire transfer of the First Payment payable in accordance with
SECTION 2.3;

            (b) a certified copy of the resolutions adopted by the Board of Directors of Buyer authorizing the transactions contemplated by this Agreement;

            (c) the opinion of Hogan & Hartson L.L.P. as required by SECTION
6.8;

            (d) a certificate of incumbency and specimen signatures of the signatory officers of Buyer;

            (e) the Officer's Certificate required by SECTION 6.5;

            (f) the Transfer Instruments (to the extent required to be executed by Buyer); and

            (g) such other documents as Seller and AOL may reasonably request.


9.    SURVIVAL; INDEMNIFICATION; REMEDIES


      9.1.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

            The representations and warranties contained in this Agreement and the indemnification obligations set forth in this SECTION 9 related thereto shall survive for a period of one year following the Closing Date and shall be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal, or inspection at any time made by or on behalf of Buyer, provided, however, that the representations and warranties set forth in SECTIONS 4.7, 4.10 and 4.11 shall each survive until the expiration of any applicable statute of limitations period. The covenants, agreements and undertakings contained in this Agreement and the indemnification obligations set forth in this SECTION 9 (except to the extent related to the representations and warranties contained in this Agreement) shall survive until fully performed in accordance with the terms of this Agreement.

            Notwithstanding the foregoing, if written notice of a claim for indemnification has been given to the Indemnifying Party by the Indemnified Party pursuant to SECTION 9.4.1 prior to the expiration of the applicable representations, warranties and covenants, all relevant representations, warranties and covenants and the obligation to indemnify therefor shall survive for the purposes of such claim until such claim has been finally resolved in accordance with the terms of this SECTION 9.


      9.2.  INDEMNIFICATION BY SELLER AND AOL.

            Subject to the conditions and provisions of this SECTION 9, Seller and AOL, jointly and severally, agree to indemnify, defend and hold harmless, Buyer from, against and with respect to any and all Losses (whether absolute, accrued, contingent or otherwise and whether a contractual, Tax or any other type of liability or obligation or claim) asserted against, imposed upon or incurred by Buyer, directly or indirectly, relating to, arising out of or resulting from (a) any liability or obligation of or claim against Buyer not expressly assumed by Buyer pursuant to SECTION 2.4, arising out of, relating to or resulting from the Assets or the operation of the Business accruing during the period prior to the Closing Date; (b) any misrepresentation or breach of the representations and warranties of Seller or AOL contained in this Agreement or in any Transfer Instrument or in either officer's certificate delivered pursuant to SECTION 7.7 hereof; (c) any noncompliance by Seller or AOL with any covenants, agreements or undertakings of Seller or AOL contained in or made pursuant to this Agreement or any Transfer Instrument; or (d) any liability or obligation of or claim against Buyer or any of the Assets by virtue of the application of bulk sales or other similar laws relating to the sale and transfer of the Assets to Buyer.


      9.3.  INDEMNIFICATION BY BUYER.

            Subject to the conditions and provisions of this SECTION 9, Buyer hereby agrees to indemnify, defend and hold harmless AOL and Seller, jointly and severally, from, against and with respect to any and all Losses (whether absolute, accrued, contingent or otherwise and whether contractual, Tax or any other type of liability or obligation or claim) asserted against, imposed upon or incurred by AOL or Seller, directly or indirectly, relating to, arising out of or resulting from (a) the Assumed Liabilities; (b) any misrepresentation or breach of the representations and warranties of Buyer contained in or made pursuant to this Agreement or any Transfer Instrument or in the officer's certificate delivered pursuant to SECTION 6.5 or (c) any noncompliance by Buyer with any covenants, agreements or undertakings of Buyer contained in or made pursuant to this Agreement or any Transfer Instrument. Notwithstanding the foregoing (except for SECTION 9.3(b), which shall be deemed excluded from, and unaffected by, this provision), in no event shall Buyer have any indemnification obligation to Seller or AOL pursuant to this SECTION 9 for any Losses otherwise indemnifiable hereunder to the extent that such Losses directly relate to a liability, obligation or claim with regard to the failure to obtain any waiver, consent or approval from any party to any contract or lease that is required in order to assign any such contract or lease to Buyer; provided, however, that Buyer shall remain liable for any other Losses indemnifiable pursuant to this
SECTION 9 and SECTION 3.1(b) not directly relating to such a liability, obligation or claim.

      9.4.  CONDITIONS OF INDEMNIFICATION.

            The obligations and liabilities of Seller and AOL, on the one hand, and of Buyer, on the other hand, hereunder with respect to their respective indemnities pursuant to this SECTION 9.4, resulting from any Losses, shall be subject to the following terms and conditions:

            9.4.1. NOTICE.

            The party seeking indemnification (the "Indemnified Party") must give the other party or parties, as the case may be (the "Indemnifying Party"), written notice of any such Losses, specifically identifying the matters which have given rise to such Losses, promptly after the Indemnified Party receives notice thereof; provided that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent that the Indemnifying Party shall have suffered actual damage by reason of such failure or such failure prejudices the Indemnifying Party's ability to settle or defend such claim.

            9.4.2. COUNSEL.

            The Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing and reasonably acceptable to the Indemnified Party, the defense of all such Losses at the Indemnifying Party's risk and expense. In the event the Indemnifying Party elects to undertake such defense, the Indemnified Party shall cooperate with and furnish reasonable assistance to the Indemnifying Party in defense of such Losses.

            9.4.3. RIGHT TO DEFEND.

            In the event that the Indemnifying Party shall elect not to undertake such defense, or, within a reasonable period of time after notice from the Indemnified Party of any such Losses, shall fail to undertake such defense, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Losses, by counsel or other representatives of its own choosing and reasonably acceptable to the Indemnifying Party, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume the defense of such Losses at any time prior to settlement, compromise or final determination thereof); provided, however, that the Indemnified Party who undertakes such defense shall not settle or compromise any such Losses without the Indemnifying Party's written consent (which consent shall not be unreasonably withheld). In such event (i) the Indemnifying Party shall pay to the Indemnified Party, in addition to the other sums required to be paid hereunder, the reasonable costs and expenses of third parties incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred, and (ii) the Indemnifying Party shall cooperate with and furnish reasonable assistance to the Indemnified Party in defense of such Losses.

            9.4.4. NON-MONETARY HARM.

            Anything in this SECTION 9 to the contrary notwithstanding, (i) if there is a reasonable probability that Losses may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to participate with the Indemnifying Party in the defense, compromise or settlement of the Losses, (ii) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Losses or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Losses in form and substance reasonably satisfactory to the Indemnified Party, (iii) in the event that the Indemnifying Party undertakes the defense of any Losses, the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Losses, and the Indemnifying Party and the Indemnified Party and their respective counsel or other representatives shall cooperate with respect to the defense of such Losses and use their reasonable efforts in light of the prevailing circumstances to incorporate suggested modifications if such modifications would not adversely affect the Indemnifying Party, and (iv) in the event that the Indemnifying Party undertakes the defense of any Losses, the Indemnifying Party shall have an obligation to keep the Indemnified Party informed of the status of the defense of such Losses and furnish the Indemnified Party with all documents, instruments and information that the Indemnified Party shall reasonably request in connection therewith.


      9.5.  LIMITATIONS ON INDEMNIFICATION.


            9.5.1. BASKET AMOUNT.

            Neither Seller and AOL, on the one hand as an Indemnifying Party, nor Buyer, on the other hand as an Indemnifying Party, shall be liable to the other in respect of any indemnification hereunder until the aggregate Losses of the other party, as an Indemnified Party, exceed Six Hundred Thousand Dollars ($600,000.00) (the "Basket Amount"), whereupon the Indemnified Party shall be entitled to indemnification from the Indemnifying Party for all Losses suffered or incurred by the Indemnified Party in excess of Four Hundred Thousand Dollars ($400,000.00); provided, however, that the Basket Amount shall not apply to any Losses (A) of Buyer arising out of, related to or resulting from (i) any Taxes or Tax Returns of Seller, (ii) any ERISA claims asserted as a result of a breach of a representation or warranty under SECTION 4.11, (iii) any liability or obligation of or claim against Buyer arising out of, relating to or resulting from the Assets or the operations of the Business (except for Assumed Liabilities) or (iv) any noncompliance by Seller or AOL with any covenants, agreements or undertakings of Seller or AOL under SECTION 3.17 or (B) of Seller or AOL arising out of, related to or resulting from (i) the Assumed Liabilities,
(ii) any WARN Act claim against which Buyer has agreed to indemnify Seller under
SECTION 3.14 or (iii) any noncompliance by Buyer with any covenants, agreements or undertakings of Buyer under SECTION 3.17.

            9.5.2. CAP.

            Neither Seller and AOL, on the one hand, nor Buyer, on the other hand, shall be required to indemnify the other for an amount in excess of the Purchase Price; provided, however, that with respect to Losses suffered by Buyer, the cap amount set forth in this SECTION 9.5.2 shall not apply to any Losses of Buyer related to (i) any Taxes or Tax Returns of Seller or (ii) any ERISA claims asserted as a result of a breach of a representation or warranty under SECTION 4.11.

            9.5.3. DE MINIMIS.

            In calculating whether the Basket Amount has been reached, no particular claim shall be included in the amount of aggregate Losses of the Indemnified Party unless such claim is greater than Twenty-five Thousand Dollars ($25,000.00).

            9.5.4. RECOVERIES.

            The determination of the amount of any Loss shall take into account:
(i) the net Tax benefit with respect to such Loss actually received by the Indemnified Party; and (ii) any other recovery or benefit with respect to such Loss actually received by the Indemnified Party from any other party, person or entity, including any insurance company, net of expenses incurred in obtaining such recovery or benefit (which expenses shall include, but not be limited to, any increase in insurance premiums arising as result of such Loss). If an Indemnified Party later receives such a recovery or benefit after receipt of payment from an Indemnifying Party of a Loss, then the amount of such recovery or benefit, after taking into account the effect of the preceding sentence, shall be paid to the Indemnifying Party. With respect to clause (i) of this
SECTION 9.5.4, if requested by the Indemnifying Party in writing, determinations of the Loss, net of any Tax benefit, made by the Indemnified Party shall be verified in writing by a nationally recognized accounting firm experienced in the Indemnified Party's type of business selected by the Indemnified Party and reasonably satisfactory to the Indemnifying Party. Such verification shall relate only to the computations underlying the determinations of the effect of Taxes made by the Indemnified Party and shall not involve an interpretation of this Agreement or any other agreements subject to the indemnifications set forth in this SECTION 9. If such verification is requested, the Indemnified Party shall, upon request, provide to the accountants all information necessary to permit the confirmation of the accuracy of the Indemnified Party's calculations of the effect of Taxes. The costs of such verification shall be borne by the Indemnifying Party unless it is the determination of such verification that the Loss, net of any Tax benefit, to the Indemnified Party is lower by more than ten percent (10%) than the amount of the Loss, net of any Tax benefit, originally determined by the Indemnified Party, in which case such costs shall be borne by the Indemnified Party. The Indemnifying Party agrees that it shall not have the right to inspect the tax returns or other books or records of the Indemnified Party in order to verify the basis or the accuracy of the Indemnified Party's calculations of any Loss and the effect of Taxes thereon and that the determination made with respect thereto in accordance with this SECTION 9.5.4 shall be conclusive and binding.

      9.6.  EXCLUSIVE REMEDY.

            Except as otherwise provided in SECTION 11, the indemnification rights and obligations of the parties under this SECTION 9 shall be the sole and exclusive remedy of the parties hereto with respect to any breach of any representation, warranty, covenant or agreement under this Agreement, any Transfer Instrument or any officer's certificate delivered pursuant to SECTION
6.5 or SECTION 7.7 hereof by any party hereto or thereto. Notwithstanding the foregoing, nothing herein shall be construed or interpreted as limiting or impairing the rights or remedies that any party hereto may have at equity, including, but not limited to, specific performance and injunctive relief, where available.


10.   TERMINATION


      10.1. TERMINATION PRIOR TO OCTOBER 15, 1998

            This Agreement may be terminated at any time before the Closing Date under any one or more of the following circumstances:

            (a) by the mutual consent of the parties hereto;

            (b) by Buyer or Seller, by written notice of termination to the other parties hereto, if (i) the Closing has not occurred on or before the date set forth in SECTION 8.1, and (ii) the failure to close on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill any undertaking or commitments provided for herein that such party is required to fulfill prior to the Closing; or

            (c) by Buyer pursuant to SECTION 3.3(b).


      10.2. TERMINATION AFTER EXTENSION OF CLOSING DATE

            If the Closing Date has been extended beyond October 15, 1998 pursuant to the terms of SECTION 8.1, then this Agreement may be terminated:

            (a) by Seller (if it is not in breach of any of its material obligations hereunder), by written notice of termination, after learning of a breach of a representation or warranty by Buyer which would cause the condition set forth in SECTION 6.1 not to be satisfied or any other breach of this Agreement; provided, that Seller shall not have the right to terminate this Agreement pursuant to this SECTION 10.2(a) so long as Buyer cures such breach within 10 days of receipt of such notice; or

            (b) by Buyer (if it is not in breach of any of its material obligations hereunder), by written notice of termination, after learning of a breach of a representation or warranty by Seller or AOL which would cause the condition set forth in SECTION 7.1 not to be satisfied or any other breach of this Agreement; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this SECTION 10.2(b) so long as Seller or AOL, as the case may be, cures such breach within 10 days of receipt of such notice.



      10.3. EFFECT OF TERMINATION

            In the event this Agreement is terminated as provided in this
SECTION 10 or SECTION 11, this Agreement shall forthwith become wholly void and of no effect, and the parties shall be released from all future obligations hereunder; provided, however, that the provisions of SECTIONS 3.8, 12.2 AND 12.3 shall not be extinguished but shall survive such termination and, except for a termination pursuant to SECTION 3.3(b), that termination shall not relieve any party hereto of liability for any breach of this Agreement.


11.   DEFAULTS AND REMEDIES


      11.1. SELLER OR AOL DEFAULT

            In the event that the Seller or AOL fails or refuses to perform any of its covenants, obligations or agreements hereunder in any material respect (such failure or refusal, a "Seller Default") and no Buyer Default (as defined in SECTION 11.2) exists, in addition to any right to terminate pursuant to
SECTION 10, Buyer shall be entitled to: (a) terminate its obligations under this Agreement by giving Seller written notice thereof, (b) except for a termination pursuant to SECTION 3.3(b), specifically enforce the terms and conditions of this Agreement, (c) except for a termination pursuant to SECTION 3.3(b), sue for damages, which shall be limited to actual damages (including reasonable legal fees and expenses) unless the Seller Default includes the willful refusal or failure to deliver the documents required to be delivered at the Closing by the Seller or AOL hereunder, (d) except for a termination pursuant to SECTION 3.3(b), avail itself of any other rights and remedies available at law or in equity as a result of such default by the Seller or AOL, including specific performance but excluding damages other than actual damages, or (e) avail itself of any combination of the foregoing (except as otherwise provided herein). In the event the Seller or AOL fails or refuses to perform any of its covenants, obligations or agreements hereunder and no Buyer Default exists, Buyer shall have available to it as against the Seller and AOL all of the remedies described in clauses (a) through (e) above (except as otherwise provided herein).


      11.2. BUYER DEFAULT

            In the event that the Buyer fails or refuses to perform any of its covenants, obligations or agreements hereunder in any material respect (such failure or refusal, a "Buyer Default") and no Seller Default (as defined in
SECTION 11.1) exists, in addition to any right to terminate pursuant to SECTION 10, Seller shall be entitled to: (a) terminate its obligations under this Agreement by giving Buyer written notice thereof, (b) specifically enforce the terms and conditions of this Agreement, (c) except as provided in SECTION 3.3(b), sue for damages, which shall be limited to actual damages (including reasonable legal fees and expenses) unless the Buyer Default includes the willful refusal or failure to deliver the documents required to be delivered at Closing by the Buyer hereunder, (d) except as provided in SECTION 3.3(b), avail itself of any other rights and remedies available at law or in equity as a result of such default by the Buyer, including specific performance but excluding damages other than actual damages, or (e) avail itself of any combination of the foregoing (except as otherwise provided herein). In the event the Buyer fails or refuses to perform any of its covenants, obligations or agreements hereunder and no Seller Default exists, Seller shall have available to it as against the Buyer all of the remedies described in clauses (a) through (e) above (except as otherwise provided herein).


12.   MISCELLANEOUS


      12.1. ADDITIONAL ACTIONS AND DOCUMENTS

            Each party hereto hereby agrees that, from time to time, whether before, at or after the Closing, such party will take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to effectuate fully the purposes, intents, terms and conditions of this Agreement.


      12.2. NO BROKERS

            Except as set forth on SCHEDULE 12.2, each party hereto represents and warrants to the other parties (and to each of them) that such party has not engaged any broker, finder or agent in connection with the transactions contemplated by this Agreement that will give rise to any unpaid liability to any broker, finder or agent for any brokerage fees, finders' fees or commissions, with respect to the transactions contemplated by this Agreement for which Seller, AOL or Buyer will be responsible after the Closing. Each party hereto agrees to indemnify, defend and hold harmless each of the other parties from and against any and all claims asserted against such parties for any such fees or commissions by any persons purporting to act or to have acted for or on behalf of the indemnifying party.


      12.3. EXPENSES

            Subject to the indemnity provisions of SECTION 9, each party hereto shall pay its own expenses incident (including the fees, commissions and expenses of all investment bankers, financial advisors, legal advisors, consultants and accountants) to this Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements. Seller and Buyer shall each pay half of all Hart-Scott-Rodino filing fees and other filing fees.

      12.4. ASSIGNMENT

            Buyer shall have the right to assign its rights and obligations under this Agreement, in whole or in part, to an Affiliate or to designate any of its Affiliates (to the extent permitted by Law) to perform any of its obligations; provided, however, that Buyer shall remain liable to Seller for the satisfaction of its obligations hereunder. Except as set forth in the preceding sentence, Seller, AOL and Buyer shall not assign their rights and obligations under this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect. In no event shall the assignment by Seller, AOL or Buyer of such party's respective rights or obligations under this Agreement, whether before, at or after the Closing, release such party from such party's respective liabilities and obligations hereunder.


      12.5. ENTIRE AGREEMENT; AMENDMENT

            This Agreement, the Confidentiality Agreement, the Exhibits and other documents referred to herein or furnished pursuant hereto, constitute the entire Agreement among the parties hereto with respect to the transactions contemplated herein, and they supersede all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the party against whom enforcement of the amendment, modification, or discharge is sought.


      12.6. WAIVER

            No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other documents furnished in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.


      12.7. SEVERABILITY

            If any part of any provision of this Agreement or any other agreement or document given pursuant to or in connection with this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

      12.8. GOVERNING LAW

            This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (excluding the choice of law rules thereof).


      12.9. NOTICES

            All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy or telex, addressed as follows:

            (i)   If to Buyer:

                  MindSpring Enterprises, Inc.
                  1430 West Peachtree Street, N.W.
                  Suite 400
                  Atlanta, Georgia  30309
                  Attn:  Michael S. McQuary
                  Telecopy No.:  (404) 892-7616

            with a copy (which shall not constitute notice) to:

                  Hogan & Hartson L.L.P.
                  8300 Greensboro Drive, Suite 1100
                  McLean, Virginia  22102
                  Attn:  Richard K. A. Becker, Esq.
                  Telecopy No.:  (703) 610-6200

            (ii)  If to Seller and AOL:

                  America Online, Inc.
                  22000 AOL Way
                  Dulles, VA 20166
                  Attn:
                  Telecopy No.:  (703) 265-3995

            with a copy (which shall not constitute notice) to:

                  America Online, Inc.
                  22000 AOL Way
                  Dulles, VA 20166
                  Attn: George Vradenburg III
                  Telecopy No.:  (703) 265-3995

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, telecopied, telexed or telegraphed in the manner described above, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answer back being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.


    12.10.  HEADINGS

            Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.


    12.11.  INTERPRETATION; ABSENCE OF PRESUMPTION

            (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits hereto) and not to any particular provision of this Agreement, and Section, paragraph, Exhibit and Schedule references are to the Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, (iv) the word "or" shall not be exclusive, and (v) provisions shall apply, when appropriate, to successive events and transactions.

            (b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.


    12.12.  EXECUTION IN COUNTERPARTS

            To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single Agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

    12.13.  LIMITATION ON BENEFITS

            The covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.


    12.14.  BINDING EFFECT

            Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and assigns.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first above written.

                                       BUYER:

                                       MINDSPRING ENTERPRISES, INC.


                                       By:
                                          ------------------------------
                                       Name:
                                            ----------------------------
                                       Title:
                                             ---------------------------

                                       SELLER:

                                       SPRY, INC.


                                       By:
                                          ------------------------------
                                       Name:
                                            ----------------------------
                                       Title:
                                             ---------------------------


                                       AMERICA ONLINE, INC.


                                       By:
                                          ------------------------------
                                       Name:
                                            ----------------------------
                                       Title:
                                             ---------------------------

Exhibit     Reference
-------     ---------

A           Definitions
B           Transition Plan
C           Form of AIM Distribution Agreement
D           Form of Opinion of Hogan & Hartson L.L.P.
E           Form of Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
F           Forms of Bill of Sale and Assignment of Assets, Assignment and Assumption
               of Contracts and Leases, and Assumption Agreement
G           Employee Retention Plan
H           OEM Contracts

                                    EXHIBIT A
                           TO ASSET PURCHASE AGREEMENT
                         DATED AS OF SEPTEMBER 10, 1998



                                   DEFINITIONS

            "AFFILIATE" means: (a) with respect to a person, any member of such person's family; (b) with respect to an entity, any officer, director, stockholder, partner, member or investor of or in such entity or of or in any Affiliate of such entity; and (c) with respect to a person or entity, any person or entity which directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such person or entity.

            "AGREEMENT" means this Asset Purchase Agreement entered into as of the date hereof by and among Buyer, Seller and AOL.

            "AIM DISTRIBUTION AGREEMENT' means that certain promotion/distribution agreement between Buyer and AOL substantially in the form attached hereto as Exhibit C.

            "AOL" means America Online, Inc., a Delaware corporation.

            "ASSETS" mean, collectively, all right, title, benefit and interest of Seller in and to the following assets, rights, benefits and privileges, both tangible and intangible (including without limitation, customer relationships and reputation of Seller ("Goodwill")), wherever situated or located, owned, leased, used, held for use or otherwise held by Seller in connection with the Business, and shall include all such assets existing on the date of this Agreement and all such assets acquired between that date and the Closing Date included in the following list:

            (a) all Subscriber Contracts;

            (b) all OEM Contracts;

            (c) the Lease of Seller's Network Operations Center at 2001 Sixth
                Avenue, Seattle, Washington as more particularly described on
                SCHEDULE 4.15;

            (d) the Lease of Seller's Network Operations Center at 3535-128th
                Avenue, S.E., Bellevue, Washington, as more particularly described on SCHEDULE 4.15;

            (e) the names "Spry" and "SpryNet";

            (f) all Intellectual Property;

            (g) all of the ownership rights to the Software (including auto registration software), including, but not limited to, all work currently being undertaken to upgrade and/or improve such software;

            (h) all engineering, business and other books, papers, files and records directly relating to the Business, including, but not limited to, customer lists;

            (i) all manufacturer's warranties with respect to the Assets, if any, to the extent assignable; and

            (j) all assets, rights, benefits and privileges set forth on
                SCHEDULE 13.1 and any contract or agreement relating thereto.

            "ASSUMED LIABILITIES" means the liabilities and obligations of Seller set forth below:

            (a) All liabilities and obligations of Seller relating to, arising out of or under all contracts, agreements, permits and other instruments transferred to Buyer pursuant to this Agreement, including, without limitation, all Subscriber Contracts, OEM Contracts and the Leases, which liabilities or obligations accrue on or after the Closing Date, or which liabilities or obligations accrue prior to the Closing Date to the extent that they relate to products, services or other benefits received by Buyer after the Closing Date;

            (b) All liabilities and obligations relating to or arising out of or under the Assets (including, without limitation, the ownership, use, operation or control thereof) accruing on or after the Closing Date;

            (c) All liabilities and obligations of Seller under the Employee Retention Plan described on Exhibit G; and

            (d) All liabilities and obligations relating to or arising out of the transfer and transition (except for Seller's obligations under the Transition Plan) of Closing Subscribers to Buyer and Buyer's other relations with the Closing Subscribers as of and after the Closing Date.

            "BASKET AMOUNT" has the meaning specified in SECTION 9.5.1.

            "BUSINESS" has the meaning specified in the recitals.

            "BUYER" means MindSpring Enterprises, Inc., a Delaware corporation.

            "BUYER DEFAULT" has the meaning specified in SECTION 11.2.

            "CLOSING" means the closing of the purchase, assignment and sale of the Assets contemplated hereunder.

            "CLOSING DATE" means the time and date on which the Closing takes place, as established by SECTION 8.1.

            "CLOSING SUBSCRIBER" means a Subscriber as of the Closing Date who is current in his or her payments to Seller as of the Closing Date and, with respect to Subscribers other than SBS Subscribers and Subscribers to Seller's Web-hosting services, has valid credit card information on file with Seller as of Seller's last billing attempt (or credit card information believed to be valid with respect to Trial Subscribers).

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "CONFIDENTIALITY AGREEMENT" has the meaning specified in SECTION 3.8.

          "CONSENT DECREE" has the meaning specified in SECTION 3.17.

          "CONTINUING SUBSCRIBER" means those Closing Subscribers who have made two payments to Buyer as of the First Measurement Date (or in the case of Trial Subscribers, as of the Second Measurement Date) and who have not, on or before the First Measurement Date (or in the case of Trial Subscribers, on or before the Second Measurement Date), notified either Buyer or Seller of their intent to cancel service.

          "CONTROL" means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by Agreement or otherwise).

          "DUE DILIGENCE" has the meaning specified in SECTION 3.3.

          "EMPLOYEE RETENTION PLAN" means the plan for payment of bonuses to Seller's employees as set forth on Exhibit G.

          "ENCUMBRANCE" means any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, encroachment, reservation, easement, servitude, transfer restriction, order, decree, judgment, condition, restriction, charge, claim or equity of any kind.

          "ENVIRONMENTAL LAWS" means any Laws (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act), including any plans, other criteria, or guidelines promulgated pursuant to such Laws, now or hereafter in effect relating to the generation, production, installation, use, storage, treatment, transportation, release, threatened release, or disposal of Hazardous Materials, or noise control, or the protection of human health, safety, natural resources, animal health or welfare, or the environment.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated pursuant thereto.

          "FINAL PURCHASE PRICE CALCULATION"  has the meaning specified in
SECTION 2.3(e).

          "FIRST MEASUREMENT DATE" means a date to be agreed upon by Buyer and Seller at the Closing that is not less than 15 and not more than 30 days after the date on which Buyer issues its last invoice to the Closing Subscribers (other than the Trial Subscribers) pursuant to the Transition Plan for the second full billing cycle following the Closing Date, provided, however, if the parties cannot agree to a date, the First Measurement Date shall be 30 days after the date on which Buyer issues its last invoice to the Closing Subscribers (other than the Trial Subscribers) pursuant to the Transition Plan for the second full billing cycle following the Closing Date.

            "FIRST PAYMENT" has the meaning specified in SECTION 2.3.

            "GAAP" means United States generally accepted accounting principles.

            "GOVERNMENTAL AUTHORIZATION" means any (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any legal requirement; or
(b) right under any contract with any Governmental Entity.

            "GOVERNMENTAL ENTITY" means any federal, state or local government or any court, administrative or regulatory agency or commission or other government authority or agency, domestic or foreign.

            "HART-SCOTT-RODINO" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

            "HAZARDOUS MATERIALS" means any wastes, substances, radiation, or materials (whether solids, liquids or gases): (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (ii) which are or become defined as "pollutants," "contaminants," "hazardous materials," "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," "solid wastes," or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (iii) the presence of which on the real property cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon the real property or to adjacent properties; (iv) which contain without limitation polychlorinated biphenyls
(PCBs), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof); or (v) which pose a hazard to human health, safety, natural resources, industrial hygiene, or the environment, or an impediment to working conditions.

            "INDEMNIFIED PARTY" and "INDEMNIFYING PARTY" have the respective meanings specified in SECTION 9.4.1.

            "INITIAL PURCHASE PRICE CALCULATION" has the meaning specified in SECTION 2.3(d).

            "INTELLECTUAL PROPERTY" shall mean the following intellectual property of Seller: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and all patents, patent applications and patent disclosures, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names (including without limitation domain names) and all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights and maskworks and all applications, registrations and renewals in connection therewith,(iv) all trade secrets and confidential information (including, without limitation, all ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals and other information or material within the definition of a "trade secret" as set forth in Section 1(4) of the Uniform Trade Secrets Act (1995), (v) all computer programs (including, without limitation, data and related documentation), (vi) all rights as a licensee or authorized user of the intellectual property of any third party and
(vii) all copies and tangible embodiments of the foregoing in whatever form or medium.

            "IRS" means the Internal Revenue Service of the United States of America.

            "KNOWLEDGE" means, with respect to Buyer, the actual knowledge of
(i) Michael S. McQuary, President of Buyer and (ii) Michael G. Misikoff, Chief Financial Officer of Buyer. "Knowledge" means, with respect to Seller and AOL, the actual knowledge of (i) Mayo S. Stuntz, Jr., President of CompuServe Interactive Services, (ii) Stuart White, President of Spry, Inc. and (iii) Jay Rappaport, Vice President, Business Affairs of AOL.

            "LAWS" means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions and orders, applicable to the specified persons or entities and to the businesses and assets thereof (including, without limitation, Laws relating to securities registration and regulation; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection, including Environmental Laws).

            "LEASES" mean (i) the lease for Seller's main office location, consisting of approximately 84,000 square feet of space at 3535-128th Avenue, S.E., Bellevue, Washington as evidenced by a certain Lease Agreement dated August 24, 1995, as amended, by and between Factoria Partnership and Seller, and
(ii) the lease for Seller's network operations center, consisting of approximately 3,762 square feet of space at 2001 Sixth Avenue, Seattle, Washington as evidenced by a certain Agreement of Lease dated September 30, 1994, as amended, by and between Sixth & Virginia Properties Corporation and Seller.

            "LOSSES" mean any and all demands, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages (including diminution in value), liabilities, payments, obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and the reasonable costs and expenses of an Indemnified Party associated therewith, including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements.

            "MATERIAL ADVERSE EFFECT" means any effect that has a material adverse impact on the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of such party or on the Assets, as the case may be.

            "NYSE" means the New York Stock Exchange.

            "NASDAQ" means the Nasdaq Stock Market.

            "OEM CONTRACTS mean those contracts with original equipment manufacturers set forth on Exhibit H.

            "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past practices and prudent business operations.

            "PURCHASE PRICE" has the meaning specified in SECTION 2.2.

            "SECOND MEASUREMENT DATE" means a date to be agreed upon by Buyer and Seller at the Closing that is not less than 15 and not more than 30 days after the date on which Buyer issues its last invoice to the Trial Subscribers pursuant to the Transition Plan for the second full billing cycle of such Subscribers following the Closing Date, provided, however, if the parties cannot agree to a date, the Second Measurement Date shall be 30 days after the date on which Buyer issues its last invoice to the Trial Subscribers pursuant to the Transition Plan for the second full billing cycle of such Subscribers following the Closing Date.

            "SBS SUBSCRIBER" means a Subscriber to one of Seller's Small Business Services plans.

            "SELLER" means Spry, Inc., a Washington corporation and a wholly-owned subsidiary of AOL.

            "SELLER BALANCE SHEET" has the meaning specified in SECTION 4.4.

            "SELLER DEFAULT" has the meaning specified in SECTION 11.1.

            "SELLER FINANCIAL STATEMENTS" has the meaning specified in
SECTION 4.4.

            "SELLER TRANSACTION" has the meaning specified in SECTION 3.7.

            "SOFTWARE" means that Intellectual Property set forth on SCHEDULE 13.2.

            "SUBSCRIBER" means a subscriber to Seller's Internet access, Web-hosting and/or domain services.

            "SUBSCRIBER CONTRACTS" means all contracts for the provision of Internet access services between Seller and all Closing Subscribers.

            "TAXES" means all federal, state, local and foreign taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imposts, duties, withholdings, or other similar charges of every kind, character or description imposed by any governmental authorities, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

            "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "TRANSFER INSTRUMENTS" has the meaning specified in SECTION 8.2.

            "TRANSITION PLAN" means that transition plan attached hereto as Exhibit B.

            "TRANSITION PAYMENT" has the meaning specified in the Transition
Plan.

            "TRIAL SUBSCRIBERS" means those Closing Subscribers who receive Seller's Internet access service for free on a trial basis as of the Closing Date.

            "UMPIRE"  has the meaning specified in SECTION 2.3(g).